Exhibit 10.1

CONFIDENTIAL

SEPARATION AGREEMENT AND MUTUAL RELEASE

        THIS SEPARATION AGREEMENT and MUTUAL RELEASE (“Agreement”) is entered into by and between TrueYou.Com Inc. (the “Company”) and John Higgins (“Employee”).

        WHEREAS, Employee has been employed by the Company or a subsidiary since January 17, 2005 and

        WHEREAS, the Company and Employee desire to enter into a mutual release agreement and resolve any and all disputes that exist or may exist between them.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

1.     Employee’s employment with the Company and its affiliates will separate effective as of June 30, 2006 (“6/30/06”).

2.     In consideration of Employee’s execution, compliance with and non-revocation of this Agreement (as provided in section 17 below), the Company will provide Employee the following:

    (a)        Subject to the limitations set forth below, the Company will continue to pay to Employee Employee’s base salary at the current annualized rate for a period of twelve months following 6/30/06 (the “Continuation Period”); provided, however, that the amounts payable to Employee by the Company hereunder shall be reduced by the amount of any compensation received by Employee during the Continuation Period, whether as employee, consultant or independent contractor for any person, firm, corporation or entity. Accordingly, Employee agrees that if he renders any such services during the Continuation Period, he will notify the Company in writing of the identity of the person, firm, corporation or entity for whom he is rendering such services, and the amount of the remuneration to which he is entitled. All continued salary payments due and payable hereunder shall be subject to required withholdings and deductions. Payment of such continued salary payments will be made on the Company’s regular pay dates during the Continuation Period.

    (b)        On the Company’s first regular pay date following the date on which this Agreement becomes effective as provided in Section 17 below, the Company shall pay Employee for three weeks of accrued unused vacation time.

    (c)        The Company confirms that Employee has 200,000 options to purchase common stock of Klinger Advanced Aesthetics, Inc. (“KAA”). Such options must be exercised within three years from 6/30/06 or two years after such options are exchanged or otherwise transformed into options of the Company, whichever is later. Such options are priced at $2.25 per share prior to giving effect to the Share Exchange Agreement, in accordance with and subject to the covenants and guidelines of the KAA 2003 Stock Option Plan. In the event that the options for KAA are exchanged for or otherwise transformed into shares of TrueYou.Com Inc., the terms and conditions of such exchange or other transformation shall be at least as favorable to Employee as for all other senior employees of the Company who are no longer employees of the Company.

    (d)        For a period terminating on the earlier of (i) 18 months from 6/30/06 or (ii) such date as Employee becomes eligible to participate in the medical benefits program of another entity, Employee may continue to participate in the Company’s medical benefits program, subject to such terms and conditions as relate to such coverage during such period

    (e)        If following 6/30/06, the Company consults with Employee on matters related to the Company’s business, the Company shall compensate Employee at the rate of $150.00 per hour for such consulting services; provided, however, Employee hereby acknowledges and agrees that no payment hereunder shall be due him in connection with his cooperation with the Company with respect to the matters specified in section 7 hereof.

3.     In consideration of the payments and benefits specified in section 2 of this Agreement, Employee knowingly and voluntarily releases and forever discharges the Company and any of its subsidiaries and affiliates, together with all of their respective past and presents directors, trustees, managers, officers, shareholders, partners, employees, agents, attorneys, administrators and servants, and each of their predecessors, successors, assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected (“Claims”), which against them Employee or his administrators, executors, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees by reason of any matter, fact, act, omission or cause whatsoever, arising on or before the execution date of this Agreement, whether or not previously asserted before any state or federal court, or before any state or federal agency or governmental entity (the “Release”). The Release includes, without limitation, (a) any rights or claims arising out of or attributable to Employee’s employment or the termination of Employee’s employment with the Company; (b) any claims for wages, severance pay, bonuses, accrued vacation, personal days, holidays, sick days, stock, stock options, attorneys’ fees, costs or expense; (c) any rights or claims arising under any agreement, understanding, promise or contract (express or implied, oral or written) between Employee and the Company; (d) any claim of wrongful termination, unjust dismissal, defamation, violation of the implied covenant of good faith and fair dealing, libel or slander; (e) any claim arising under tort law; (f) any claim or discrimination based on age, race, sex, national origin, handicap, disability, religion or sexual preference; (g) any claim arising under any federal, state or local constitution, statute, regulation or ordinance to the extent such claims may validly be waived, including, without limitation, the Age Discrimination in Employment Act of 1967 (the “ADEA”), Title VII of the Civil rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement and Income Security Act of 1974, the New York Labor law, the New York Human rights Law, the New York City Administrator Code, and the Connecticut Fair Employment Practices Act; and (h) any claim for any other loss or damage. Employee represents that he has not that he has not commenced or joined in any claim, charge, action or proceeding against the Company or any of the Releasees arising out of or relating to any of the matters set forth in this section 3. Employee agrees that he will not in the future commence or join in any claim, charge or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this section 3. Notwithstanding the foregoing, nothing in this section 3 shall (i) impair the responsibility of the Equal Employment Opportunity Commission (the “Commission”) to enforce the ADEA, Employee’s right to file a charge or participate in the Commission’s proceeding under the ADEA, or Employee’s right to challenge the knowing and voluntary nature of this Agreement under the ADEA; or (ii) be construed to prohibit Executive from bringing appropriate proceedings to enforce this Agreement.

4.     Employee acknowledges that the amounts payable pursuant to section 2 of this Agreement exceed any payment or benefit to which he might otherwise be entitled pursuant to any policy, plan, practice or procedure of the Company, or pursuant to any prior agreement or contract with the Company. Employee specifically acknowledges that among the rights and claims against the Company that he is waiving are all of his rights and claims under the Age Discrimination in Employment Act of 1967, and his understanding that he is not waiving any rights or claims that arise after the date he signs this Agreement. Employee further acknowledges that the agreement regarding the termination of his employment and his agreement that the Company has no obligation to employ him after 6/30/06 were made prior to his execution of this Agreement, and that he is specifically signing this release to release any and all claims he may have in connection with his employment and the termination thereof.

5.     In consideration of Employee entering into this Agreement, the Company, on its own behalf and on behalf of each of the other Releasees, hereby forever releases, waives, discharges and indemnifies Employee from and against any and all Claims, whether known or unknown, including, without limitation, any Claims arising under any applicable federal, state, local or non-United States law, statutory or decisional, constitutional provision, ordinance, order, regulation or common law doctrine, that the Company or any Releasee now has, may ever have had, or hereafter may have or may claim to have against Employee by reason of any actual or alleged act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter up to and including the date of Employee’s execution of this Agreement.

6.     Employee represents that he has either returned to the Company or destroyed all property of the Company that he has in his possession and that he has not provided any the Company property to any third party or retained any copies of extracts thereof.

7.     Employee hereby agrees to provide any and all necessary assistance to and cooperation with Releasees if called upon by any of them with regard to any lawsuit, claim, action, investigation, administrative review or otherwise that may be brought by a third party against Releasees or by Releasees against any third party and any other matter which may involve facts or knowledge of which Employee may be aware as a result of his employment or position with the Company or any of its affiliates.

8.     The parties agree that the execution of this Agreement is in compromise and final resolution among parties of all disputed matters, whether asserted or not, constitutes full satisfaction of all claims made or which could be made and does not in any way constitute an admission of liability or wrongdoing by any entity or individual.

9.     As a condition to the Company’s willingness to enter this Agreement and make the payments set forth in Section 2 of this Agreement, Employee acknowledges and agrees that, for a period of two (2) years from the Effective Date, he shall not, directly or indirectly, induce or solicit (or authorize or assist in the taking of any such actions by any third party) any employee or consultant of Releasees to leave their employment or business association with the Releasees. Employee acknowledges and agrees that each of the covenants set forth in this Section 9 are reasonable and necessary for the protection of the respective business of the Company and the other Releasees, that irreparable injury will result to one or more of such parties if Employee breaches any of the terms of said covenants and that in the event of Employee’s actual or threatened breach of any such covenants, the Company and/or the other Releasees, as applicable, will have no adequate remedy at law. Employee, accordingly, agrees that in the event of any actual or threatened breach by him of any said covenants, the Company and/or each of the other Releasees, as applicable, shall be entitled to seek and obtain immediate injunctive and other equitable relief without bond and without the necessity of showing actual monetary damages. Nothing contained in this Section 9 shall be construed as prohibiting the Company and/or any of the other Releasees from pursing any other remedies for such breach or threatened breach, including the recovery of any damages, which it is able to prove.

10.     The provisions of Section 9 shall survive the expiration or termination of this Agreement and any of the arrangements contained herein and shall be binding upon Employee’s heirs, administrators, successors and assigns.

11.     The Company and Employee agree that the employee’s separation is voluntary, that each shall refrain from making statements to the contrary and that each shall refrain from making any disparaging statements about the other or about the Company’s present or former personnel. Nothing herein shall limit the right of either party from making any truthful statement in good faith which is required by any applicable law or regulation or the order of a court or other governmental body.

12.     The parties intend this Agreement to be legally binding upon and to insure to the benefit of each of them and their respective successors, legal representatives and assigns.

13.     This Agreement sets forth the entire agreement and understanding between the parties, and supersedes all prior agreements, arrangements and understanding, written or oral between the parties. There are no written or oral understandings, promises or agreements directly or indirectly related to this Agreement that have not been incorporated herein in full. This Agreement may be modified only by a written document duly executed by the Company and Employee. This Agreement shall be deemed to have been mutually drafted by the parties, and shall not be construed or interpreted for against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

14.     Except for informing his spouse and communicating with legal or financial advisers and, except as otherwise may be required by applicable law, Employee will keep confidential the terms and conditions of this Agreement. In the case of disclosure of this Agreement to Employee’s spouse or legal or financial advisors, Employee shall require any person receiving such information to maintain its confidentiality.

15.     Employee acknowledges and represents that he has carefully read the Agreement, that he has been advised prior to execution of this Agreement to seek the advise of an attorney, that he had the opportunity to have his attorney explain to him the terms of this Agreement, that he knows and understands the contents of this Agreement, that he executes this Agreement knowingly and voluntarily as his own free and voluntary act and that this Agreement was freely entered into without fraud, duress or coercion.

16.     It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policy applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

17.     Employee acknowledges that this Agreement was proposed to him on May 30, 2006, and that although he may sign this Agreement as soon as he desires, Employee may take up to twenty-one (21) days to consider this Agreement. Once Employee has signed this Agreement, he shall have seven (7) additional days from the date of execution to revoke his consent to the release in section 3 above. Any such revocation shall be made in writing and shall be submitted by hand delivery, facsimile or overnight delivery to the VP, Human capital at the Company. If no such revocation occurs, the release and this Agreement shall become effective on the eighth (8th) day following execution of this Agreement by Employee. In the event that Employee revokes the release and his assent to this Agreement, this Agreement shall be null and void and shall not become effective.

18.     On 6/30/06, the Company will pay all reasonable legal expenses incurred by Employee in connection with the execution of this Agreement.

        IN WITNESS WHEREOF, and intending to be legally bound, each of the parties hereto has caused this Agreement to be executed as of the dates indicated. Each party shall execute two (2) copies of this agreement, each of which shall be considered an original, and one copy of which shall be delivered to each the Company and Employee.

TrueYou.Com Inc.
By: /s/ Matthew Burris	/s/ John Higgins
John Higgins
Date: June 1, 2006	Date: May 30, 2006

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